EXHIBIT 99.1

NEWS RELEASE

CONTACTS:	Peter Donato, Chief Financial Officer
818-709-1244 x 7271
-or-
Ron Stabiner, The Wall Street Group, Inc.
212-888-4848

FOR IMMEDIATE RELEASE:

IRIS INTERNATIONAL REPORTS RECORD Q4 AND FULL YEAR 2008 REVENUE AND EARNINGS

Record 153 iQ®200 Analyzers Sold in Q4; Record Consumable and Service Revenue Up 27%

CHATSWORTH, Calif., February 18, 2009 – IRIS INTERNATIONAL, INC. (NASDAQ: IRIS), today announced record fourth quarter 2008 revenue of $26.7 million, an increase of 22% over revenue of $21.9 million in the fourth quarter of 2007, and record full year revenue of $95.5 million for the year ended Dec. 31, 2008, a 13% increase over revenue of $84.3 million for fiscal 2007.

“We are pleased to report the strongest fourth quarter and year end performance in IRIS’ nearly 30-year history, with continued strong double digit revenue and earnings growth achieved in both the quarter and full year, despite challenging global economic conditions,” stated César García, Chairman, President and Chief Executive Officer. “Significant gains were made in each of our reporting segments, with high margin consumable and service revenue showing the strongest improvement, increasing 27% over last year’s fourth quarter, and now accounting for 49% of overall revenue for the year. Instrument shipments remain strong with a record 153 iQ®200 analyzers shipped in the fourth quarter, the highest in any quarter since launching the iQ®200 in August 2003. We are also pleased with commercial shipments in the fourth quarter of 55 of our new iChem®VELOCITY™ automated urine chemistry analyzers and iRICELL™ integrated urinalysis workstations, and a total of 88 units shipped through year end, since its release to the international marketplace in September 2008. Moving forward, our sales pipeline is solid and we anticipate a record first quarter and full year fiscal 2009,” Mr. García said.

2008 Q4 and Year End Highlights:

•	Record Q4 2008 revenue of $26.7 million, increased 22% over Q4 2007; record full year 2008 revenue of $95.5 million, increased 13% over fiscal 2007.

•	Record diluted EPS of $0.18 for Q4 2008, and record diluted EPS of $0.48 for full year 2008, including $0.04 one-time gain.

•	Record IVD consumables and service revenues increased 27% over Q4 2007, and 21% for full year; consumables and service revenues now account for 49% of consolidated revenue for the year.

•	Record 153 iQ®200 analyzers sold in Q4, and 505 for full year, with more than 2,150 sold to date; year-ago Q4 instrument sales of 132 analyzers.

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iChem®VELOCITY™ and iRICELL™ workstation international shipments of 55 units in Q4 and totaling 88 units shipped through year end, since its launch in September 2008; U.S. FDA 510(k) clearance is pending.

•	Consolidated gross margins of 49% in Q4, and 51% for 2008 full year.

•	Commenced first stage of clinical study using NADiA™ProsVue™ ultra sensitive prostate-specific antigen diagnostic assay.

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Strong debt-free balance sheet with cash and short-term investments of $26.6 million at Dec. 31, after spending approximately $12 million in open market purchases of approximately 1 million IRIS shares under the 2008 stock repurchase program.

For the fourth quarter ended December 31, 2008, IRIS had record revenue of $26.7 million, up 22% from the $21.9 million reported in the fourth quarter of 2007. Net income for the 2008 fourth quarter was a record $3.4 million, or $0.18 per diluted share, compared with net income of $2.7 million, or $0.14 per diluted share in the fourth quarter of 2007. The 2008 fourth quarter diluted EPS includes $0.04 related to the $1.2 million net payment to IRIS as part of the manufacturing transition and licensing agreement signed with IDEXX Laboratories in December 2008. This non-recurring payment has been booked by IRIS primarily as other income and does not impact revenue from operations. Diluted weighted average shares outstanding for the three months ended December 31, 2008 and 2007, were 18.5 million and 19.0 million, respectively.

For the twelve months ended December 31, 2008, IRIS reported record revenue of $95.5 million, a 13% increase over revenue of $84.3 million for full year 2007. Net income for the 2008 full year was a record $9.0 million, or $0.48 per diluted share, compared with net income of $7.5 million, or $0.40 per diluted share in 2007. Included in the full year 2008 net income and diluted EPS is the non-recurring $1.2 million net payment, or approximately $0.04 per share, related to the above-mentioned agreement with IDEXX Laboratories in December. Diluted weighted average shares outstanding for the twelve months ended December 31, 2008 and 2007, were 18.7 million and 18.7 million, respectively.

Strong revenue growth in the fourth quarter was driven by 26% revenue growth in our IVD business unit to $23.4 million, compared with $18.6 million in the fourth quarter of 2007. IVD instrument sales increased by 25% to $11.0 million in the fourth quarter of 2008, compared with $8.9 million in the fourth quarter of 2007. IVD instrument revenue represented 41% of consolidated revenue in the fourth quarter of 2008 and 2007, respectively. IVD consumables and service revenue grew by 27% to a record $12.3 million for the quarter, compared with $9.7 million in the fourth quarter of 2007. There were 153 iQ®200 urine microscopy analyzers sold in the quarter and 505 units for the year, increasing the total number of iQ®200 analyzers sold to date to more than 2,150 units, generating strong recurring high margin consumable and service revenue which now represents 49% of the consolidated revenue and 57% of the IVD segment revenue. The Sample Processing Division achieved fourth quarter revenue of $3.3 million, approximately at the same level as the fourth quarter of 2007.

“Following the September 2008 launch in the international market of the iChem®VELOCITY™ and our new iRICELL™ workstation, we continue to see strong demand as evidenced by the placement of 55 units in the fourth quarter and a total of 88 units shipped through year end. Interest remains high and we see a solid pipeline through the remainder of the year. In addition, we are anticipating our planned U.S. launch of the iChem®VELOCITY™ and iRICELL™ system as soon as these instruments attain FDA 510(k) clearance. Our 510(k) submission has been reviewed by the FDA and we are compiling our responses which we expect to submit to the FDA within the next few weeks,” Mr. García said.

Consolidated gross profit margin was flat at 49% in the fourth quarter of 2008, compared with the year ago period, and 51% for the full year 2008, versus 50% for 2007. IVD instruments gross profit margin was 41% in the 2008 fourth quarter, versus 44% in the year ago period, and 44% for the full 2008 year, compared with 46% in 2007. IVD instruments gross margins for the 2008 full year were impacted primarily by approximately $400,000 in unfavorable foreign currency exchange through December 31, and $300,000 in increased inventory reserves related to the expected discontinuation of the Company’s legacy systems in 2009 and higher cost of manufacturing during the product introduction phase of the new iChem®VELOCITY™.

IVD consumable and service gross profit margin was 56% for the 2008 fourth quarter, compared with 54% in the year-ago period and 57% for the full year 2008, versus 54% for 2007. This was driven by increased consumable volumes and improved profitability in the service business. “Consumable and service profitability continues to improve with our rapidly increasing installed base of iQ analyzers and, we believe will continue to benefit with the release of the iChem®VELOCITY™, which is now beginning to favorably impact the utilization of our strip manufacturing facility. The launch of our iChem®VELOCITY™ and iRICELL™ products are significant catalysts toward achieving our 60% gross margin target in the consumables and service segment during 2010,” Mr. García said.

Research and development expense for the fourth quarter of 2008 was $2.5 million, or 9% of revenue, compared with $2.5 million, or 11% of revenue, in the fourth quarter of 2007. Research and development expense for the 2008 full year amounted to $10.5 million, or 11% of revenue, compared with $10.3 million, or 12% of revenue in 2007. 2007 Research and Development expenses included $405,000 for the ADIR research subsidiary; costs which were avoided with the closing of this operation in May 2007. In comparable terms, R&D expenses in 2008 increased approximately 6% over 2007.

“Following IRB approval in January 2009, we are pleased to have completed the testing of the 30 patient study in the first stage of our clinical study with Duke University Medical Center using our NADiA™ ProsVue™ ultra sensitive prostate-specific antigen diagnostic assay for identifying post-prostatectomy patients with low risk of prostate cancer recurrence,” Mr. García said. “We are in the data analysis process of the study and it is our expectation to incorporate these results into the Pre-Investigational Device (Pre-IDE) application already reviewed by the FDA. Following FDA review of our final Pre-IDE, we plan to initiate a larger multi-center study which is expected to be completed and submitted with an FDA 510(k) application in the later part of the second quarter of 2009. We are on schedule with the regulatory plan that we outlined in January 2009,” he added.

Operating expenses increased to $9.6 million, or 36% of sales, in the fourth quarter of 2008, compared with $8.2 million, or 37% of sales, in the fourth quarter of 2007. Marketing and selling expenses increased to $4.0 million in the fourth quarter of 2008, compared with $3.1 million in the fourth quarter of 2007. This increase in marketing and selling expense is attributable to an increase in sales and marketing personnel, and new product introduction expenses related to the iChem®VELOCITY™ and future new product initiatives. General and administrative expenses in the fourth quarter of 2008 were $3.1 million compared with $2.6 million in the prior year period, and remained at less than 12% of sales.

Operating income in the fourth quarter of 2008 increased by 37% to $3.5 million, compared with $2.6 million in the fourth quarter of 2007. Operating income for the 2008 full year increased 22% to $11.0 million, versus $9.0 million in 2007.

The effective tax rate for the fourth quarter of 2008 was 34% and 33% for the 2008 fiscal year, compared with an effective tax rate of 8% in the fourth quarter of 2007 and 27% for the 2007 fiscal year.

Mr. García noted that the Company’s balance sheet remains strong with no debt and cash and short-term investments of $26.6 million at December 31, 2008. This is after approximately $12.0 million spent in the repurchase of approximately 1 million IRIS shares in the open market, as part of the 2008 stock repurchase program.

“In spite of the economic turmoil, IRIS performed according to plan and we are pleased to have achieved our guidance as stated in October 2008. While we remain cautiously optimistic, we believe it is prudent to take a conservative approach in providing guidance for 2009, given the continued current economic uncertainty. Although we expect a stronger second half than first half in 2009, our spending plans have been timed in line with our revenue expectations, when possible, without delaying our product timelines. We believe the strong rate of instrument placement in 2008 provides significant confidence toward achieving our planned consumable growth in 2009, and the global roll out of iChem®VELOCITY™ and iRICELL™ should provide another platform to drive incremental instruments revenue and recurring consumables and service revenue while we complete the development of NADiA™ ProsVue™. These new product platforms should be the basis for continuing growth in 2010 and beyond,” Garcia said.

Company Outlook

IRIS is issuing initial guidance for full year 2009, anticipating revenue growth to at least $102 million and earnings of at least $0.48 per fully diluted share. For the current first quarter ending March 31, 2009, IRIS anticipates revenue growth to at least $22 million and earnings of at least $0.08 per share. Our 2009 guidance does not include any revenue relating to NADiA™ ProsVue™, as we have not yet secured regulatory clearance. Research and Development expense is expected to be at 11% of revenue.

Conference Call

We will host a conference call today at 4:30 p.m. Eastern time, 1:30 p.m. Pacific time. To participate, dial 1-888-259-8843 approximately 10 minutes before the conference call is scheduled to begin. Hold for the operator and reference the IRIS International conference call. International callers should dial 913-981-5530. The conference call may also be accessed by means of a live audio Web cast on our Website at www.proiris.com, or at http://www.investorcalendar.com/IC/CEPage.asp?ID=141097, the Web cast service provider. The conference audio cast will be available for replay on both Websites for 30 days from the date of the broadcast.

About IRIS International

IRIS International is a leading global in vitro diagnostics company focused on products that analyze particles and living cell forms and structures, or morphology of a variety of body fluids. The Company’s products leverage its strengths in flow imaging technology, particle recognition and automation to bring efficiency to hospital and commercial laboratories. The initial applications for its technology have been in the urinalysis market and the Company is the leading worldwide provider of urine microscopy systems, with more than 2,150 systems sold in over 50 countries.

SAFE HARBOR PROVISION

This press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the Company’s views on future financial performance, market growth, capital requirements, regulatory developments, new product introductions and acquisitions, and are generally identified by phrases such as “thinks,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” ,”plans,” and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management’s own knowledge and assessment of the Company’s industry, R&D initiatives, competition and capital requirements. Other factors and uncertainties that could affect the Company’s forward-looking statements include, among other things, the following: identification of feasible new product initiatives, management of R&D efforts and the resulting successful development of new products and product platforms; obtaining regulatory approvals for new and enhanced products; acceptance by customers of the Company’s products; integration of acquired businesses; substantial expansion of international sales; reliance on key suppliers; the potential need for changes in long-term strategy in response to future developments; future advances in diagnostic testing methods and procedures; potential changes in government regulations and healthcare policies, both of which could adversely affect the economics of the diagnostic testing procedures automated by the Company’s products; rapid technological change in the microelectronics and software industries; and competitive factors, including pricing pressures and the introduction by others of new products with similar or better functionality than our products. These and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(TABLES FOLLOW)

IRIS INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited – in thousands – except per share data)

	For the three months ended Dec. 31,		For the year ended Dec. 31,
	2008	2007	2008	2007
Sales of IVD instruments	$11,037	$8,864	$35,128	$33,492
Sales of IVD consumables and service	12,325	9,738	46,643	38,533
Sales of sample processing instruments and supplies	3,327	3,281	13,731	12,281

Total revenues	26,689	21,883	95,502	84,306

Cost of goods – IVD instruments	6,540	4,947	19,674	17,962
Cost of goods – IVD consumable and supplies	5,390	4,477	20,137	17,903
Cost of goods – sample processing instruments and supplies	1,676	1,702	6,863	6,143

Total cost of goods sold	13,606	11,126	46,674	42,008

Gross profit	13,083	10,757	48,828	42,298

Marketing and selling	3,998	3,137	15,896	13,088
General and administrative	3,096	2,594	11,474	9,997
Research and development	2,481	2,468	10,491	10,260

Total operating expenses	9,575	8,199	37,861	33,345

Operating income	3,508	2,558	10,967	8,953
Other income (expense):
Interest income	310	373	1,180	1,498
Interest expense	(4)	(2)	(11)	(10)
Manufacturing transition rights	1,232	—	1,232	—
Other income (expense)	24	(16)	8	(48)

Income before provision for income taxes	5,070	2,913	13,376	10,393
Provision for income taxes	1,700	234	4,363	2,844

Net income (loss)	$3,370	$2,679	$9,013	$7,549

Basic net income per share	$0.19	$0.15	$0.49	$0.42

Diluted net income per share	$0.18	$0.14	$0.48	$0.40

Basic – average shares outstanding	18,161	18,327	18,246	18,187

Diluted – average shares outstanding	18,480	19,001	18,728	18,749

The accompanying 2007 consolidated statement of operations contains certain EITF 00-10 freight reclassifications to conform to the presentation used in the current quarter and year.

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